Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

SPARTACUS ACQUISITION SHELF CORP.

FIRST: The name of the corporation (the “Corporation”) is Spartacus Acquisition Shelf Corp.

SECOND: The address of the Corporation's registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808. The registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue shall be one hundred (100) shares of Common Stock, par value ($0.0001) per share.

FIFTH: Unless required by the Bylaws, the election of the Board of Directors need not be by written ballot.

SIXTH: The Board of Directors shall have the power to make, alter, or repeal the Bylaws of the Corporation.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office. Any amendment, repeal or modification of this Article Seventh shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Igor Volshteyn is the sole incorporator and his mailing address is 6470 E Johns Crossing, Suite 490, Duluth, GA 30097.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this 21st day of May, 2021.

Igor Volshteyn
Sole Incorporator